Exhibit F-1




                               September 24, 2003






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:  Energy East Corporation

Ladies and Gentlemen:

         This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application on Form U-1 (File 70-10119) (the "Application") of Energy East Corporation ("Energy East") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application seeks the authorization and approval of the Commission with respect to the provision of certain intra-system services (collectively, the "Transactions"). Specifically, Energy East requests that the Commission approve the designation of a to-be-formed wholly owned subsidiary, Utility Shared Services Corporation, a Delaware corporation ("Shared Services"), as a subsidiary service company in accordance with the provisions of Rule 88 under the Act and find that Shared Services will be so organized and will conduct its operations as to meet the requirements of Section 13(b) of the Act and the Commission's rules and regulations under the Act. Energy East also seeks, on behalf of its utility subsidiaries, authority for such utility subsidiaries to provide services to each other and to Shared Services under certain circumstances as set forth in the Application.

         We have acted as special federal regulatory counsel to Energy East in connection with the filing of the Application and related matters under the Act.

         In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of Energy East and its associate companies, certificates of public officials, certificates of officers and representatives of Energy East and its associate companies, and such other documents as we have deemed necessary in order to render the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our



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September 24, 2003
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opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Transactions shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, as the case may be, by the boards of directors or other governing bodies of Energy East and its associate companies.

     b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     c. The Commission shall have duly entered an appropriate order with respect to the Transactions as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

     d. The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, we are of the opinion that, when the Commission has taken the action requested in the Application, and the Transactions are consummated in accordance with the Application:

     1. All state laws applicable to the proposed Transactions will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws.

     2. Energy East is a corporation validly organized, duly existing and in good standing under the laws of the State of New York.

     3. The shares of stock to be issued to Energy East by Shared Services in connection with the Transactions will be validly issued, fully paid and nonassessable, and Energy East will be entitled to the rights and privileges



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Securities and Exchange Commission
September 24, 2003
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          appertaining thereto set forth in the charter or other document defining such rights and privileges.

     4. Energy East may legally acquire the shares of common stock of Shared Services.

     5. Any debt instruments to be issued by Shared Services to Energy East in connection with the Transactions indicated above will be valid and binding obligations of Shared Services in accordance with the terms of such instruments, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

     6. The consummation of the Transactions will not violate the legal rights of the holders of any securities issued by Energy East or any associate company thereof.

     We express no opinion as to the laws of any jurisdiction other than the Act under the federal laws of the United States.

     In rendering the foregoing opinion, as to all matters governed by the Delaware General Corporation Law and the laws of the States of New York, Connecticut, Maine and the Commonwealth of Massachusetts, we have relied, without independent inquiry, solely upon the opinions of local counsel.

     We hereby consent to the use of this opinion as an exhibit to the Application.

                                     Very truly yours,

                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.